UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2014

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported by Lakeland Industries, Inc. (the “Company”), on March 27, 2014, the Company’s China subsidiary, Weifang Lakeland Safety Products Co., Ltd (“WF”), entered into a line of credit financing arrangement with Weifang Rural Credit Cooperative Bank (the “Lender”), which is now known as the Shandong Anqiu Rural Commercial Bank Co., Ltd.

On June 28, 2014, WF borrowed the full committed amount of RMB 8,000,000 (approximately USD $1.3 million) under the line of credit with Lender. All of the then outstanding principal and interest under the loan will be due on December 24, 2014.  Borrowings under the loan bear interest at an effective interest rate of 6.72% per annum.

WF will use the proceeds of the loan to distribute a cash dividend to the Company pursuant to a plan for future dividends previously approved by the Company’s Board of Directors. This dividend and future dividend policy is part of Lakeland’s worldwide cash management program.

The foregoing description of the loan is qualified in its entirety by reference to the full text of the loan agreement, a copy of which was attached as Exhibit 10.1 and Exhibit 10.2 (English translation) to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 2, 2014, and is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2014

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
President & Chief Executive Officer